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                                                                    EXHIBIT 11.1

                          WIRELESS TELECOM GROUP, INC.

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
                                                             For the Year Ended December 31,
                                                        ---------------------------------------
                                                           2002          2001          2000
                                                        -----------   -----------   -----------
Net income                                              $ 1,767,618   $ 1,217,271   $ 2,131,240
                                                        ===========   ===========   ===========
BASIC EARNINGS:

Weighted average number of common shares outstanding     17,080,648    17,746,979    19,159,975
                                                        ===========   ===========   ===========
Basic earnings per common share                         $      0.10   $      0.07   $      0.11
                                                        ===========   ===========   ===========
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
                                                           2002          2001          2000
                                                        -----------   -----------   -----------
DILUTED EARNINGS:

Weighted average number of common shares outstanding     17,080,648    17,746,979    19,159,975
Stock options                                               259,616       299,519       564,213
                                                        -----------   -----------   -----------

Weighted average number of common shares outstanding,
   as adjusted                                           17,340,264    18,046,498    19,724,188
                                                        ===========   ===========   ===========
Diluted earnings per common share                       $      0.10   $      0.07   $      0.11
                                                        ===========   ===========   ===========
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